Exhibit 10.4

SECOND AMENDED AND RESTATED SEVERANCE
AND CHANGE OF CONTROL AGREEMENT

This Second Amended and Restated Severance and Change of Control Agreement (“Agreement”) is effective as of August 4, 2011 between Kratos Defense & Security Solutions, Inc. (the “Company” or “Kratos”) and Deanna Lund (“Lund” or “Executive”), as approved by the Company’s Board Compensation Committee.

A.                                   Lund is presently employed as Chief Financial Officer pursuant to an offer letter dated March 15, 2004 (the “Offer Letter”).

B.                                     On March 28, 2005, the Company and Lund entered into a Change of Control Agreement, which memorialized in writing their understanding regarding the vesting of stock options and stock appreciation rights granted to Lund under the Company’s equity incentive plans in the event of a Change of Control, which was amended and restated on March 28, 2006 and again on August 4, 2008 (the original agreement together with any and all prior amendments is hereinafter referred to as the “Original Agreement”) to enhance severance and address compliance with Section 409A of the Internal Revenue Code of 1986 (the “Code”).

C.                                     As consideration for Lund’s agreement to undertake and continue her duties and responsibilities in her role as Chief Financial Officer, the Company and Lund desire to enter into this Agreement to make certain corrective and conforming changes to comply with Section 409A of the Code.

Therefore, in consideration of the promises and the mutual covenants contained below, and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties agree as follows:

1.                                       Position.  Lund is presently employed as Chief Financial Officer.  The Company shall not change Lund’s job duties and responsibilities after the Change of Control (as that term is defined in section 4(a) below), if, when considered in their totality as a whole, such a change results in the nature of Lund’s job duties being substantially different than the nature of the job duties Lund performed immediately prior to the Change of Control

2.                                       Vesting Upon Change of Control. Upon the occurrence of a Change of Control, the vesting of 100% of all stock options, stock appreciation rights, restricted stock units and any other equity awards granted to Lund under the Company’s equity incentive plans that as of the date of such Change of Control remain unvested shall accelerate, to the extent permissible by law, notwithstanding and in addition to any existing vesting provisions set forth in the applicable equity award agreement and/or the Company equity incentive plan.

3.                                       Severance Payments.

(a)                                  If Lund is (x) terminated without Cause (as defined in section 4(c) below) or (y) terminates as a result of a Triggering Event (as defined in section 4(b) below) after a Change of Control (as defined in section 4(a) below), then Lund will be entitled to receive in satisfaction of all obligations (other than as provided in section 2 above) that the Company may have to Lund: (i) in the case of clause (x) hereof, severance compensation equal to one year of her base salary then in effect; or in the case of clause (y) hereof, severance compensation equal to two years of her base salary plus her maximum potential bonus amount for two years; in either case, less applicable taxes and withholding paid in a lump sum on the 60th day following Lund’s termination of employment; and, if needed by Lund, (ii) her then-current health insurance coverage, at the then current employee cost, during the twelve (12) month period following a termination in the case of clause (x); or during the twenty-four (24) month period following a resignation in the case of clause (y).  Such benefits will be provided for the twelve (12) month or twenty-four (24) month period, as applicable, following the date of Lund’s termination.  In addition, in the event that Lund is terminated without Cause, the vesting of 100% of all stock options, stock appreciation rights, restricted stock units and any other equity awards granted to Lund under the Company’s equity incentive plans that as of the date of such termination remain unvested shall accelerate, to the extent permissible by law, notwithstanding and in addition to any existing vesting provisions set forth in the applicable equity award agreement and/or the Company equity incentive plan.  The receipt of the foregoing severance compensation, health insurance coverage and acceleration of vesting pursuant to this section 3 will be subject to Lund signing and not revoking a release of claims agreement in a form reasonably acceptable to the Company, and such release becoming effective within forty-five (45) days of Lund’s termination and not thereafter being revoked.  To the extent that any of the health insurance benefits provided under this section 3(a) would result in unintended tax consequences under Code Section 105(h) or its analog in the Patient Protection and Affordable Care Act of 2010, Company shall in lieu of providing such benefits provide Lund with a lump sum payment equal to twelve (12) or twenty-four (24) months of COBRA continuation coverage on the 55th day following Lund’s termination of employment.

(b)                                 For the sake of clarity, no severance benefit that is paid on account of Lund’s termination of employment will be paid unless and until Lund incurs a “separation from service” under the default rules of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).  Notwithstanding any other provision of this Agreement to the contrary, if Lund is a “specified employee” within the meaning of Section 409A of the Code and the related guidance (“Section 409A”) at the time of Lund’s separation from service, then only that portion of the severance and benefits set forth in section 3(a) above, together with any other severance payments or benefits, that may be considered deferred compensation under Section 409A, which (when considered together) do not exceed the Section 409A Limit (as defined below) and which qualify as separation pay under Treasury Regulation Section 1.409A-1(b)(9)(iii), may be paid within the first six (6) months following Lund’s separation from service in accordance with section 3(a) above or (for payments or benefits not provided under this Agreement) with the payment schedule applicable to each such other payment or benefit.  Otherwise, the portion of the severance and benefits provided under this Agreement, together with any other severance payments or benefits that may be considered deferred compensation under Section 409A, that would otherwise be payable within the six (6) month period following Lund’s separation from service will accrue during such six (6) month period and will be paid in a lump sum on the date six (6) months and one (1) day following the date of Lund’s separation from service (or the next business day if such date is not business day).  All remaining severance payments and benefits will be payable in accordance with the payment schedule applicable to such payments or benefits.  For purposes of this Agreement, “Section 409A Limit” means the lesser of two (2) times: (i) the sum of Lund’s annualized compensation based upon the annual rate of pay for services provided to the Company for the taxable year of Lund preceding the taxable year of Lund’s separation from service from the Company as determined under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and any related Internal Revenue Service guidance; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which such separation from service occurs.

(c)                                  Additional Election Upon Certain Changes of Control.  If Kratos enters into a definitive agreement (“Definitive Agreement”) that would result in a Change of Control as defined herein, Executive shall have the following options in connection with the consummation of the Change of Control, but only to the extent that the Definitive Agreement so provides:  (a) to the extent that Kratos is the surviving entity in the Change of Control, Executive may elect to retain, immediately after the consummation of the Change of Control, ownership of Kratos equity with a fair market value immediately after the consummation of the Change of Control that is equal to no less than 50% of the fair market value of her equity interests in Kratos (including stock options and restricted stock) immediately prior to the consummation of the Change of Control, or (b) in the event that Kratos is not the surviving entity in a Change of Control, Executive may elect to require that no less than 50% of her equity interests in Kratos (including stock options and restricted stock) be converted into the same form of equity interest (i.e., common stock, stock options, restricted stock, etc.) of the surviving entity or its parent such that the fair market value of her ownership in the surviving entity immediately following the Change of Control is no less than the fair market value of her converted ownership interest in Kratos immediately prior to the consummation of the Change of Control. A Definitive Agreement may contain other or no options and Kratos shall have no obligation to ensure that a Definitive Agreement provides for any of the foregoing options and shall not be responsible for ensuring any particular tax treatment.  Kratos’ compliance with the foregoing shall be determined without regard to the tax effect of the transaction resulting in a Change of Control.

4.                                       Definition of Change of Control and Triggering Event.

(a)                                  A Change of Control means the occurrence of one of the following after the date of this Agreement:

(i)                                     Acquisition of Controlling Interest.  Any person (other than persons who are employed by Kratos or its affiliates at any time more than one year before a transaction) (“Buyer”) becomes the “beneficial owner” within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended, directly or indirectly, of Kratos securities representing 50% or more of the combined voting power of Kratos’ then-outstanding securities, but only to the extent that such ownership constitutes a “change in the ownership” of Kratos within the meaning of U.S. Treasury Regulation Section 1.409A-3(i)(5)(v).

(ii)                                  Change in Board Control.  During any consecutive one-year period commencing after the date of this Agreement, individuals who constituted Kratos’ Board of Directors (“Board”) at the beginning of such period or their approved replacements, as defined in the next sentence (“Beginning Board”) cease for any reason to constitute a majority of the Board. An individual is an “approved replacement” Board member if the Board members then in office who are Beginning Board members approved his or her election (or nomination for election) by majority votes, but in either case excluding any Board member whose initial assumption of office occurred as a result of an actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board, but only to the extent that such acquisition constitutes a “change in the effective control” of Kratos within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(vi).

(iii)                               Merger.  Kratos consummates a merger or consolidation of Kratos with any other corporation unless: (a) the voting securities of Kratos outstanding immediately before the merger or consolidation would continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the combined voting power of the voting securities of Kratos or such surviving entity outstanding immediately after such merger or consolidation; and (b) no Buyer becomes the “beneficial owner,” directly or indirectly, of Kratos securities representing 50% or more of the combined voting power of Kratos’ then outstanding securities, but only to the extent that such ownership constitutes a “change in the ownership” of Kratos within the meaning of U.S. Treasury Regulation Section 1.409A-3(i)(5)(v).

(iv)                              Sale of Assets.  Any Buyer acquires all, or substantially all, of Kratos’ assets, but only to the extent that such acquisition results in a “change in the ownership of a substantial portion” of Kratos’ assets within the meaning of U.S. Treasury Regulation Section 1.409A-3(i)(5)(vii).

(b)                                 A “Triggering Event” means (i) Lund’s termination from employment by the Company without Cause; (ii) a material change in the nature of Lund’s role or job responsibilities so that Lund’s job duties and responsibilities after the Change of Control, when considered in their totality as a whole, are substantially diminished in nature from the job duties Lund performed immediately prior to the Change of Control; (ii) the relocation of Lund’s principal place of work to a location of more that thirty (30) miles from the location Lund was assigned to immediately prior to the Change of Control and such relocation results in Lund’s one-way commute to work increasing by more than thirty (30) miles based on Lund’s principal place of residence immediately before such relocation was announced; or (iii) the Company materially breaches this Agreement; provided, however, in the case of a Triggering Event described in clause (i), (ii) or (iii) hereof, such condition shall not exist unless Lund provides written notice to the Company within ninety (90) days of its initial existence and the Company does not cure such condition within thirty (30) days from the date it receives such notice from Lund.  In addition, no Triggering Event will be deemed to have occurred unless Lund separates from service within twelve (12) months from the date such Triggering Event initially occurs.

(c)                                  “Cause” means (i) acts or omissions constituting gross negligence, recklessness or willful misconduct on the part of Lund with respect to Lund’s obligations or otherwise relating to the business of the Company; (ii) Lund’s material breach of this Agreement or the Company’s standard form of confidentiality agreement; (iii) Lund’s conviction or entry of a plea of nolo contendere for fraud, misappropriation or embezzlement, or any felony or crime of moral turpitude; (iv) Lund’s failure to perform her duties and responsibilities as Chief Financial Officer to the reasonable satisfaction of the Board after being provided with notice thereof and thirty (30) days opportunity to remedy such failure; and (v) Lund’s willful neglect of duties or poor performance. Notwithstanding the foregoing, a termination under subsection (v) shall not constitute a termination for “Cause” unless the Company has first given Lund written notice of the offending conduct (such notice shall include a description of remedial actions that the

Company reasonably deems appropriate to cure such offending conduct) and a thirty (30) day opportunity to cure such offending conduct. In the event the Company terminates Lund’s employment under subsection (v), the Company agrees to participate in binding arbitration, if requested by Lund, to determine whether the cause for termination was willful neglect of duties or poor performance as opposed to some other reason that does not constitute Cause under this Agreement.

5.                                       General Provisions. Except as set forth in this Agreement, the terms of the Offer Letter remain unchanged. Nothing in this Agreement is intended to change the at-will nature of Lund’s employment with the Company. This Agreement and the Offer Letter, including the Additional Terms and Conditions attached thereto and the Proprietary Information and Innovations Agreement signed by Lund, constitute the entire agreement between Lund and the Company with respect to Lund’s employment with the Company, and supersedes and replaces the Original Agreement in its entirety. No amendment or modification of the terms or conditions of this Agreement shall be valid unless in writing and signed by the parties.

6.                                       Compliance with Section 409A of the Code.  This Agreement is intended to comply with Section 409A of the Code (or any regulations or rulings thereunder), and shall be construed and interpreted in accordance with such intent. Notwithstanding anything to the contrary in this Agreement, the Company, in the exercise of its sole discretion and without the consent of Lund, may amend or modify this Agreement in any manner in order to meet the requirements of Section 409A of the Code as amplified by any Internal Revenue Service or U.S. Treasury Department guidance.  Any provision of this Agreement that would cause the payment of any benefit to fail to satisfy Section 409A of the Code shall have no force and effect until amended to comply with Code Section 409A (which amendment may be retroactive to the extent permitted by the Code or any regulations or rulings thereunder).  Lund is encouraged to consult a tax adviser regarding the potential impact of Section 409A of the Code.

7.                                       Parachute Payment Excise Tax.

(a)                                  In the event that any payment or benefit (within the meaning of Section 280G(b)(2) of the Code) to Lund for Lund’s benefit, paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise in connection with, or arising out of, the Lund’s employment with the Company or a Change of Control (a “Payment” or “Payments”), would be subject to the excise tax imposed by Code Section 4999, or any interest or penalties are incurred by Lund with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then Lund will be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Lund of all taxes (including any interest or penalties (other than interest and penalties imposed by reason of Lund’s failure to file timely a tax return or pay taxes shown due on Lund’s return) imposed with respect to such taxes and the Excise Tax), including any Excise Tax imposed upon the Gross-Up Payment, Lund retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

(b)                                 An initial determination as to whether a Gross-Up Payment is required pursuant to this Agreement and the amount of such Gross-Up Payment shall be made by the Company.  the Company shall provide its determination (the “Determination”), together with detailed supporting calculations and documentation, to Lund within fifteen (15) days of the date of Lund’s termination, if applicable, or such other time as requested by Lund (provided Lund reasonably believes that any of the Payments may be subject to the Excise Tax).  If requested by the Lund, the Company shall furnish Lund, at the Company’s expense, with an opinion reasonably acceptable to Lund from the Company’s accounting firm (or an accounting firm of equivalent stature reasonably acceptable to Lund) that there is a reasonable basis for the Determination.  Any Gross-Up Payment determined pursuant to this section 7 shall be paid by the Company to Lund within five (5) days of receipt of the Determination.

(c)                                  As a result of the uncertainty in the application of Sections 4999 and 280G of the Code, it is possible that a Gross-Up Payment (or a portion thereof) will be paid which should not have been paid (an “Excess Payment”) or a Gross-Up Payment (or a portion thereof) which should have been paid will not have been paid (an “Underpayment”).

(d)                                 An Underpayment shall be deemed to have occurred (A) upon notice (formal or informal) to Lund from any governmental taxing authority that Lund’s tax liability (whether in respect of Lund’s current taxable year or in respect of any prior taxable year) may be increased by reason of the imposition of the Excise Tax on a Payment or Payments with respect to which the Company has failed to make a sufficient Gross-Up Payment, (B) upon a determination by a court, or (C) by reason of determination by the Company (which shall include the position taken by the Company, together with its consolidated group, on its federal income tax return).  If an Underpayment occurs, Lund shall promptly notify the Company and the Company shall promptly, but in any event at least five (5) days prior to the date on which the applicable government taxing authority has requested payment, pay to Lund an additional Gross-Up Payment equal to the amount of the Underpayment plus any interest and penalties (other than interest and penalties imposed by reason of Lund’s failure to file timely a tax return or pay taxes shown due on Lund’s return) imposed on the Underpayment.

(e)                                  An Excess Payment shall be deemed to have occurred upon a Final Determination (as hereinafter defined) that the Excise Tax shall not be imposed upon a Payment or Payments (or portion thereof) with respect to which Lund had previously received a Gross-Up Payment.  A “Final Determination” shall be deemed to have occurred when Lund has received from the applicable government taxing authority a refund of taxes or other reduction in Lund’s tax liability by reason of the Excise Payment and upon either (A) the date a determination is made by, or an agreement is entered into with, the applicable governmental taxing authority which finally and conclusively binds Lund and such taxing authority, or in the event that a claim is brought before a court of competent jurisdiction, the date upon which a final determination has been made by such court and either all appeals have been taken and finally resolved or the time for all appeals has expired or (B) the statute of limitations with respect to Lund’s applicable tax return has expired.  If an Excess Payment is determined to have been made, the amount of the Excess Payment shall be repaid by Lund to the Company unless, and only to the extent that, the repayment would either reduce the amount on which Lund is subject to tax under Code Section 4999 or generate a refund of tax imposed under Code Section 4999.

(f)                                    Notwithstanding anything contained in this Agreement to the contrary, in the event that, according to the Determination, an Excise Tax will be imposed on any Payment or Payments, the Company shall pay to the applicable government taxing authorities, as Excise Tax withholding, the amount of the Excise Tax that the Company has actually withheld from the Payment or Payments.

Deanna H. Lund

Dated: August 4, 20111	/s/ Deanna H. Lund
Deanna H. Lund

Kratos Defense & Security Solutions, Inc.

Dated: August 4, 2011	By:	/s/ Eric DeMarco
Eric DeMarco
President & CEO